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                       Consent of Independent Accountants



We consent to the incorporation by reference and inclusion in this registration statement on Form S-2 filed on March 20, 1998 pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated January 29, 1998, except for Note 22 as to which the date is February 5, 1998, on our audits of the consolidated financial statements of SunSource Inc. and to the incorporation by reference of our report dated January 29, 1997, except for Note 9 as to which the date is March 21, 1997 and Note 19 as to which the date is March 4, 1997, on our audits of the consolidated financial statements and financial statement schedules of SunSource L.P. We also consent to the reference to our firm under the caption "Experts."


Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 19, 1998